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As filed with the Securities and Exchange Commission on November 16, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED STATIONERS INC.
(Exact name of Registrant as specified in its charter)

Delaware	36-3141189
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2200 East Golf Road Des Plaines, Illinois 60016-1267 (Address, including zip code, of Registrant's principal executive offices)
United Stationers Inc. 2004 Long-Term Incentive Plan (Full title of the plan)

Deidra D. Gold
Senior Vice President, General Counsel and Secretary
United Stationers Inc.
2200 East Golf Road
Des Plaines, Illinois 60016-1267
847-699-5000
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

Common Stock, par value $0.10 per share(2)	2,750,000(3)	$45.34	$124,685,000	$15,798

(1)
Estimated pursuant to Rule 457(c) and (h) based on the average high and low prices of the Common Stock on November 9, 2004. Pursuant to Rule 457(p), the amount of the registration fee is being offset by $12,004, which represents the dollar amount of the registration fee previously paid by the Registrant in respect of 1,559,507 unissued shares previously registered on the Registrant's Registration Statement on Form S-8 (File No. 333-66352) filed on July 31, 2001 with respect to which the offering is complete. Accordingly, the adjusted registration fee for this Form S-8 is $3,794.

(2)
Includes associated Preferred Stock Purchase Rights.

(3)
Includes an indeterminate number of additional shares issuable under the plan as a result of stock splits, stock dividends or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

        The following documents are incorporated by reference herein:

          (a)   The Registrant's Annual Report on Form 10-K for the year ended December 31, 2003;

          (b)   All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 2003; and

          (c)   The description of the Common Stock contained in Amendment No. 2 to the Registrant's Registration Statement on Form S-3 (File No. 333-52223) filed with the Securities and Exchange Commission (the "Commission") on June 9, 1998, and the description of the associated preferred stock purchase rights in the Registrant's Current Report on Form 8-K filed with the Commission on August 6, 1999, and any amendments or reports filed for the purpose of updating the descriptions.

        All documents subsequently filed by the Registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of those documents.

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities

        Not applicable.

Item 5.    Interests of Named Experts and Counsel

        The legality of the securities being registered hereunder has been passed upon by Deidra D. Gold, Senior Vice President, General Counsel and Secretary of the Registrant. Ms. Gold is a full-time employee of the Registrant and holds options to purchase shares of the Registrant's Common Stock.

Item 6.    Indemnification of Directors and Officers

        Article Seventh of the Registrant's Second Restated Certificate of Incorporation (the "Certificate") provides for the indemnification of directors and officers to the fullest extent permitted by the General

Corporation Law of the State of Delaware (the "DGCL"), including the right to have expenses incurred in investigating or defending a proceeding paid by the Registrant. Pursuant to the provisions of Section 145 of the DGCL, the Registrant has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, or serving at the request of the Registrant in a similar capacity for another entity, against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In any action brought by or in the right of the Registrant, no indemnification is permitted under the DGCL in respect of any matter as to which such person shall have been adjudged to be liable to the Registrant unless the court determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Article VIII of the Registrant's Amended and Restated Bylaws contain similar indemnification provisions.

        In addition, as permitted by the DGCL, the Certificate provides that directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law and certain other matters specified in the Certificate and the DGCL.

        The Registrant maintains insurance for the benefit of its directors and officers and certain other persons insuring them against certain liabilities, including liabilities under the securities laws.

        The Registrant has also entered into indemnification agreements with its directors and certain executive officers under which the Registrant has agreed to indemnify the director or executive officer for all losses or expenses at any time incurred by or assessed against each such person arising out of or in connection with his or her service as a director or officer of the Registrant or in any capacity for an affiliate of the Registrant at the request of the Registrant to the fullest extent permitted by the laws of the State of Delaware.

Item 7.    Exemption from Registration Claimed

        Not applicable

Item 8.    Exhibits

        The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 9.    Undertakings

        The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    Provided, however, That paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2)   That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Plaines, Illinois, on this 16th day of November, 2004.

UNITED STATIONERS INC.
By:	/s/ KATHLEEN S. DVORAK
Name:	Kathleen S. Dvorak
Title:	Senior Vice President and Chief Financial Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Richard W. Gochnauer and Deidra D. Gold his or her attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ RICHARD W. GOCHNAUER Richard W. Gochnauer	President and Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2004
/s/ KATHLEEN S. DVORAK Kathleen S. Dvorak	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 12, 2004
/s/ FREDERICK B. HEGI, JR. Frederick B. Hegi, Jr.	Chairman of the Board	November 12, 2004
/s/ DANIEL J. GOOD Daniel J. Good	Director	November 11, 2004
/s/ ILENE S. GORDON Ilene S. Gordon	Director	November 12, 2004
/s/ ROY W. HALEY Roy W. Haley	Director	November 12, 2004
/s/ MAX D. HOPPER Max D. Hopper	Director	November 12, 2004
/s/ BENSON P. SHAPIRO Benson P. Shapiro	Director	November 12, 2004
/s/ JOHN J. ZILLMER John J. Zillmer	Director	November 12, 2004
/s/ ALEX D. ZOGHLIN Alex D. Zoghlin	Director	November 12, 2004

EXHIBIT INDEX

Exhibit Number	Description
4.1	Second Restated Certificate of Incorporation of the Registrant, dated as of March 19, 2002 (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 1, 2002 (the "2001 Form 10-K"))
4.2	Amended and Restated Bylaws of the Registrant, dated as of October 21, 2004 (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K, filed on October 21, 2004)
4.3	Rights Agreement, dated as of July 27, 1999, by and between the Registrant and BankBoston, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the 2001 Form 10-K)
4.4
Amendment to Rights Agreement, effective as of April 2, 2002, by and among the Registrant, Fleet National Bank (f/k/a BankBoston, N.A.) and EquiServe Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Registrant's Form 10-Q for the Quarter ended March 31, 2002, filed on May 15, 2002)
5*	Opinion of Deidra D. Gold
15*	Acknowledgement of Independent Registered Public Accounting Firm
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Deidra D. Gold (included in Exhibit 5)
24	Powers of Attorney (included on signature pages hereto)
99.1	United Stationers Inc. 2004 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Registrant's definitive proxy statement filed on March 23, 2004)
99.2
Form of grant letter used for grants of non-qualified stock options to non-employee directors under the United Stationers Inc. 2004 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on September 3, 2004)
99.3
Form of grant letter used for grants of non-qualified stock options to employees under the United Stationers Inc. 2004 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed on September 3, 2004)

*
Filed herewith

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PART I
PART II
SIGNATURES
EXHIBIT INDEX